Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Northwest Natural Holding Company and Northwest Natural Gas Company of our report dated February 23, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations of Gill Ranch Storage, LLC and the change in composition of reportable segments, discussed in Notes 4 and 16, respectively, as to which the date is September 24, 2018, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Northwest Natural Gas Company’s Current Report on Form 8-K dated September 24, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

October 2, 2018